Exhibit 10.1

Rational Software Corporation
Fiscal Year 2003 Corporate Incentive Compensation Plan
Terms and Conditions
  Purpose

  The Fiscal Year 2003 Corporate Incentive Compensation Plan has been established to compensate eligible participants for performance against predetermined objectives, including financial measures of corporate performance.

  Eligibility

  Regular employees of Rational Software are eligible to participate in this program as designated by management.

  Participants must be actively employed by Rational on the date the incentive payment is issued from Payroll to be eligible for incentive payment under the Plan.

  Employees may be added to the Fiscal Year 2003 Corporate Incentive Plan during the first three quarters of the fiscal year if they are hired, promoted into or transferred into an incentive eligible position. Individuals who become eligible for the plan after the first day of the fiscal year will be eligible for payment on a prorated basis for that plan year.

  Employees hired, promoted or transferred into an incentive eligible position during the fourth quarter of the fiscal year will begin eligibility in the incentive program at the start of the following fiscal year.

  Definitions

  Plan Year: 2003 fiscal year (April 1, 2002 to March 31, 2003).

  Plan Effective Date: April 1, 2002

  Business Performance Measurement Targets

  Corporate EPS "Gate":

  No incentive payment will be made to any participant unless Rational achieves its Fiscal Year 2003 incentive plan earnings per share (EPS) target.

  Incentive Plan Performance Measurement Targets:

  The performance measurements for earning an incentive payment will be assigned and communicated to each eligible participant at the beginning of the Plan Year. Performance measurements will be objective and measurable corporate or group targets.

  In all cases, performance measurement targets will be determined and assigned subject to the approval of the Senior Vice President and the President. Any mid-year changes to assigned targets must be made in writing and approved by the Senior Vice President.

  Incentive Compensation Targets and Administration

  Each eligible participant will be assigned either a fixed dollar target incentive, or a target incentive expressed as a percentage of his/her base salary. Incentive payments based on a percentage of salary will be calculated against the participant's base salary at the end of the Plan Year.

  The target incentive amount will be paid to the individual at 100% achievement of the performance measurement target(s). For Plans that provide additional incentive amounts for above target performance, a maximum incentive payment will also be assigned and communicated to the participant.
  Incentive Payment

  The Fiscal Year 2003 Corporate Incentive Compensation Plan is an annual plan based on the achievement of annual objectives for a given fiscal year. Participants must be actively employed with Rational on the date the incentive payment is issued from Payroll to be eligible for incentive payment under the Plan, except as noted in Section 10, Item 4 below. Payments will be made after the Company has publicly reported its year-end results. Generally, it is expected that payments will be made during May following the close of the company's fiscal year at the end of March.

  All incentive compensation payments are subject to final review and approval by the group Senior Vice President, the Chief Financial Officer, and the President.

  Incentive payments are subject certain benefit payroll deductions and applicable local, state and federal taxes.

  Administration

  Responsibility for administering this program will lie with the Corporate Compensation staff of the Human Resources department. Rational reserves the sole and absolute discretion to interpret the terms and conditions of this incentive plan.

  General
  This Plan is effective on an annual basis and is subject to change or termination by Rational at any time, with or without notice.
  This Plan has been adopted voluntarily by Rational. Neither the participant nor Rational has entered into any contract of employment, express or implied, and the employment relationship between Rational and the participant remains "at-will". That is, either the participant or Rational may terminate the employment relationship at any time, for any reason. Nothing in this plan shall be construed to create or imply the creation of an employment contract between Rational, or any of its subsidiaries, and any participant, nor a guarantee of employment for any specific period of time.
  All participants are expected to fully abide by the Company policies established for proper conduct in business dealings. Violation of these policies may result in immediate termination.
  In the case of leave of absence, retirement, or death during the plan year, any payment under this plan will be prorated based on the number of months the employee was actively at work during the Plan Year.
  In case of company initiated transfer and associated change in either plan participation and/or measurement, a prorated payment will be made at the end of the plan year based on the number of months of participation in the Plan or during which the given measurement was in effect.
  Individuals on formal corrective performance plans at the time of payment are not eligible for incentive plan payment. Incentive payments to individuals who were on formal corrective performance plans during the plan year may be prorated to reflect only the period of satisfactory performance.
  The executive management of Rational Software reserves the unilateral right to terminate any individual's participation in the Plan at any time, with or without prior written notice. No individual participant is guaranteed a payment under this Plan.
  These terms and conditions will govern plan administration, except where applicable laws take precedence.

Rational Software Corporation
Fiscal Year 2003 Corporate Incentive Compensation Plan

Participant Name:

Job Title:

Department:

Plan Effective Date: April 1, 2002

Annualized Target Incentive at 100% Achievement: ___% of Base Salary

  Plan Measurement and Payment

  The Annualized Target Incentive at 100% Achievement will be paid upon the achievement of both of the following goals:

  Earnings Per Share (EPS) Incentive Plan Goal:

  Fiscal Year 2003 Corporate Bookings Goal:

  Administration of this incentive plan will be governed by the Rational Software Fiscal Year 2003 Corporate Incentive Compensation Plan Terms and Conditions document. The participant's signature below indicates the participant's receipt and acceptance of the Rational Software Fiscal Year 2003 Corporate Incentive Compensation Plan Terms and Conditions document. This plan is not a contract of employment and does not guarantee continued employment for any period. This compensation plan is considered company confidential.

  Accepted and agreed:

____________________________________                    ________________________________
Participant Signature        Date                       Manager Signature        Date